UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 8, 2010

MEDPRO SAFETY PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52077	91-2015980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices) (Zip Code)

(859) 225-5375
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 8, 2010, MedPro Safety Products, Inc. borrowed $500,000 from Vision Opportunity Master Fund, Ltd. ("VOMF"), a Cayman Island investment fund.  VOMF and its affiliates together beneficially own 1,939,769 shares, or 14.7%, of the outstanding shares of MedPro common stock, and a majority of MedPro’s Series A convertible preferred stock.  VOMF and its affiliates also beneficially own all of MedPro’s Series B and Series C convertible preferred stock.

Under the terms of a note purchase agreement and the related promissory note, the outstanding principal balance bears interest at an annual rate of 6%, and all principal and interest is due and payable on March 31, 2010.  The loan provides MedPro with additional financial flexibility.  As of February 9, 2010, MedPro’s cash on hand totaled $3,682,000.

Under the terms of the note purchase agreement, the Company agreed to add a representative of VOMF to its board of directors upon request.  Other covenants of the note purchase agreement provide that without the written consent of VOMF, the Company will not guarantee or incur additional indebtedness in excess of $100,000, other than trade accounts payable incurred in the ordinary course of business, refinancing of current indebtedness, and financing secured by purchase money liens, liens on equipment and other permitted liens.  The Company also agreed not to sell any of its properties, assets and rights including, without limitation, its software and intellectual property, to any person except for sales to customers in the ordinary course of business; or with the prior written consent of the Purchaser.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Note Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of February 8, 2010 (including form of 6% Promissory Note as an exhibit thereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: February 10, 2010	By:	/s/ Walter W. Weller
Walter W. Weller
President and Chief Operating Officer

Index to Exhibits

Exhibit No.	Description

10.1	Note Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of February 8, 2010 (including form of 6% Promissory Note as an exhibit thereto).